UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2012 (May 25, 2012)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408
(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299
(Registrant’s Telephone Number, Including Area Code)

              N/A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

In October 2007, ITG-Phong Phu Ltd., Co. (“ITG-PP”), a majority–owned Vietnamese subsidiary of International Textile Group, Inc. (the “Company” or “ITG”) entered into a seven year, $22.3 million term loan agreement (the “ITG-PP Term Loan”) with Vietnam Technological Commercial Joint Stock Bank (“Techcombank”).  ITG-PP is also party to a credit line agreement with Techcombank to provide short-term working capital loans upon request.  The ITG-PP term loan provides that outstanding amounts are to be repaid in equal quarterly installments of $1.1 million, which began in February 2010. As previously disclosed, in connection with the December 2011 determination by the ITG-PP board of directors to idle ITG-PP, ITG-PP did not make the required ITG-PP Term Loan repayment in February 2012.  As a result, and also as previously disclosed, on March 10, 2012, Techcombank sent ITG-PP notice of an event of default declaring all outstanding principal and accrued interest under the ITG-PP Term Loan and short-term credit line agreement immediately due and payable.  Pursuant to a security agreement entered into in connection with the ITG-PP Term Loan, this notice also gave Techcombank the right to, among other things, take possession and dispose of all of ITG-PP’s assets which secured such indebtedness (the “Security Assets”), which constitute all of ITG-PP’s assets other than certain equipment leased by ITG-PP from the minority partner of the ITG-PP joint venture (the “Kusters Equipment”).

As of April 30, 2012, the most recent practicable date, $20.6 million was outstanding under the ITG-PP Term Loan and short-term credit line agreement, including accrued interest. These loans are non-recourse to ITG (the parent company) or any other subsidiary of the Company.

On May 25, 2012, ITG-PP entered into an enforcement agreement (the “ Enforcement Agreement”) with Techcombank, pursuant to which Techcombank has taken possession of the Security Assets. The Enforcement Agreement provides, among other things, that Techcombank has the power to conduct a sale of the Security Assets within 60 to 90 days after the date of the Enforcement Agreement and within other specified intervals thereafter, if necessary; and that the agreed upon minimum selling price for the Security Assets is $40.0 million, subject to certain reductions. Under the Enforcement Agreement, proceeds from the sale of the Security Assets are to be applied in the following priority: (i) to pay certain legal and other costs, taxes and fees related to the sale, (ii) to repay all principal and interest under the ITG-PP Term Loan and short-term credit line agreement, and (iii) to repay all principal and interest owed by ITG-PP to ITG under certain related party loans described below. Any excess sales proceeds will be remitted to, or at the direction of, ITG-PP.

Section 2 – Financial Information

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 above is incorporated herein by reference.

Section 8 - Other Events

Item 8.01 Other Events.

The ITG parent company has related party loans outstanding to ITG-PP of approximately $35.5 million as of April 30, 2012, including accrued interest, of which $21.6 million is collateralized by the assets of ITG-PP on a junior basis according to the Enforcement Agreement.

In addition, ITG-PP is party to a lease agreement for the Kusters Equipment that extends through June 2014. The Company has recorded this lease as a capital lease with a net book value of $7.8 million as of April 30, 2012. Through April 30, 2012, ITG-PP had not made $5.2 million of scheduled principal payments on this capital lease obligation, which constitutes an event of default under the capital lease agreement. The capital lease obligation is non-recourse to ITG (the parent company) or any other subsidiary of the Company.

As of April 30, 2012, the Security Assets had a net book value of approximately $30.0 million. Assuming an orderly disposition, the Company has estimated that the fair value of the Security Assets, net of selling costs, will be sufficient to satisfy (i) the Techcombank obligations described above, (ii) any costs, taxes and fees related to the sale, and (iii) a portion of the related party loans payable to ITG, although there can be no assurances in this regard.

The Security Assets and the Kusters Equipment support the entire business operations of ITG-PP.  As a result of the execution of the Enforcement Agreement and the default under the lease agreement relating to the Kusters Equipment, the Company expects that it will not regain control of such assets and that the loss of control of the ITG-PP assets is, therefore, not temporary. Consequently, ITG has deconsolidated ITG-PP as of May 25, 2012. Accordingly, the financial position, results of operations and cash flows of ITG-PP will not be included in the Company’s consolidated financial statements subsequent to May 25, 2012.

The Company expects to record a loss on deconsolidation of ITG-PP in the quarter ending June 30, 2012. As a result of the significant uncertainties surrounding ITG-PP, the amount of the loss on deconsolidation, including other costs related thereto, cannot be estimated at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Gail A. Kuczkowski
Name: Gail A. Kuczkowski
Title: Executive Vice President and Chief Financial Officer

Date: June 1, 2012

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